EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NOVATEL WIRELESS, INC.

Pursuant to Section 242 of the

Delaware General Corporation Law

NOVATEL WIRELESS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1. That the Certificate of Incorporation of the Corporation was originally filed in the office of the Secretary of State of Delaware on April 26, 1996 and it was amended and restated on November 21, 2000 (the “Certificate”).

2. That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment (the “Amendment”) to the Certificate:

RESOLVED, that the Board of Directors hereby approves and recommends to the Company’s stockholders that Section A of Article FOURTH of the Certificate be, and it hereby is, subject to stockholder approval at the 2003 Annual Meeting of Stockholders of the Corporation, amended and restated in its entirety to read as follows:

“FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Fifty Two Million (52,000,000) shares each with a par value of $0.001 per share. Fifty Million (50,000,000) shares shall be common stock and Two Million (2,000,000) shares shall be Preferred Stock.”

RESOLVED FURTHER, that all other provisions of the Certificate, as heretofore amended, and all exhibits, attachments and certificates to the Certificate shall remain unchanged and in full force and effect.

3. That thereafter holders of a majority of shares of capital stock of the Corporation entitled to vote thereon voted in favor of the Amendment at a meeting of the stockholders duly held on June 10, 2003.

4. That the foregoing amendment to the Certificate was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Novatel Wireless, Inc. has caused this Certificate to be executed by its duly authorized officer this 28th day of August, 2003.

NOVATEL WIRELESS, INC.

By:	/s/ MELVIN L. FLOWERS
Melvin L. Flowers
Its:	Senior Vice President, Finance Chief Financial Officer and Secretary